Exhibit 99.1 Press release dated October 17, 2013.

Simpson Manufacturing Co., Inc. Announces Bylaw Amendment To Provide For Majority Voting In Uncontested Director Elections

PLEASANTON, Calif., Oct. 17, 2013 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") announced today that, on October 16, 2013, its Board of Directors amended its bylaws to provide for majority voting in uncontested director elections. This amendment responds to a stockholder proposal adopted at the Company's annual meeting of stockholders in April of this year. The amendment will be effective for the election of directors at the Company's annual meeting of stockholders in 2014.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.